UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2010

COLORSTARS GROUP

(Exact name of registrant as specified in its charter)

Nevada	000-54107	06-1766282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10F, No. 566 Jung Jeng Rd. Sindian City, Taipei County 231 Taiwan, R.O.C.	N/A

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (989) 891-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement

                 On November 26, 2010, our wholly owned subsidiary, ColorStars Inc. (“ColorStars Taiwan”), entered into two related stock purchase agreements whereby ColorStars Taiwan sold all of its shares of  common stock of Jun Yee Industrial Co., Ltd. (“Jun Yee”) to Mr. Ming-Chun Tung and Ms. Ming-Fong Tung as described in further detail below.

Pursuant to the stock purchase agreement entered into with Mr. Ming-Chun Tung, ColorStars Taiwan sold 265,000 shares of its Jun Yee common stock to Mr. Ming-Chun Tung at a price per share of NTD $23.00 (USD $0.76) for a total purchase price of NTD $6,095,000.00 (USD $200,427.00).  The foregoing is a summary of the terms of the purchase agreement and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.

                Pursuant to the stock purchase agreement entered into with Ms. Ming-Fong Tung, ColorStars Taiwan sold 500,000 shares of its Jun Yee common stock to Ms. Ming-Fong Tung at a price per share of NTD $23.00 (USD $0.76) for a total purchase price of NTD $11,500,000.00 (USD $378,165.00). The foregoing is a summary of the terms of the purchase agreement and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.2.

                As a result of the transactions consummated above, Jun Yee is no longer our subsidiary.

Item 9.01.             Financial Statements and Exhibits.

                (d)  Exhibits

                Exhibit                  Description

10.1                        Stock Purchase Agreement, by and between ColorStars, Inc. and Ming-Chun Tung, entered into on November 26, 2010.

10.2                        Stock Purchase Agreement, by and between ColorStars, Inc. and Ming-Fong Tung, entered into on November 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ColorStars Group
(Registrant)

Date: November 30, 2010	By:	/S/ Wei-Rur Chen
Wei-Rur Chen President, Chief Executive Officer, Chief Financial Officer